INTERCOMPANY AGREEMENT

THIS AGREEMENT is executed as of the date below between Directed Services LLC (“DSL”), and ING USA Annuity and Life Insurance Company (“USA”).

WHEREAS, DSL is an investment adviser for certain U.S. registered investment companies (“Funds”) and a registered broker-dealer distributing variable insurance contracts;

WHEREAS, USA is an insurance company which offers a variety of insurance products, including variable annuities; Funds advised by DSL are made available through sub-accounts to purchasers of these insurance products;

WHEREAS both DSL and USA are indirect wholly owned subsidiaries of ING Groep,
N.V, and, are under common control of such parent company;

WHEREAS both DSL and USA desire to allocate the collective resources of ING’s
United States operations in a manner which supports USA’s insurance business; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Payments

DSL shall pay to USA, within thirty (30) days after the end of each calendar month, the amounts derived from applying the annual rates listed in Schedule A against the average net assets invested in the Funds by USA and by USA non-insurance customers during the prior calendar month (the “Intercompany Payments”). The methodology used to determine the amount of each month’s Intercompany Payment shall be as follows:

(a) No later than the 20th calendar day of each calendar month, USA or its designee shall provide, or cause to be provided, the average net assets of the prior calendar month to be used in calculating such ownership percentages and the assets shall be grouped by business line.

(b) On a fund by fund basis, the USA average net assets will be calculated by applying USA’s prior calendar month actual average net asset ownership percentage to the current calendar month’s average net assets.

(c) USA average net assets shall be multiplied by the annual rates listed in
Schedule A on a fund by fund basis and then adjusted for a monthly payment rate (annual rate * 1/calendar days in year * days in calendar month)

(d) The Intercompany Payment for any calendar month shall equal the sum of the fund by fund calculations described in sub-paragraph (c) above.

The Intercompany Payments shall be paid from DSL’s own resources and therefore shall not result in any increase in the expenses borne by the Funds or their shareholders. The rates listed in
Schedule A will be reviewed at least once each calendar quarter and may be modified at any time by mutual written consent.

Intercompany Payments will be calculated and paid as hereinabove provided, and USA shall account for such Intercompany Payments in conformity with customary insurance accounting practices. The books, accounts and records of each party shall be maintained so as to clearly and accurately disclose the precise details of the Intercompany Payments. DSL shall keep such books, records and accounts insofar as they pertain to the computation of the Intercompany Payments available upon reasonable notice for audit, inspection and copying by USA and persons authorized by it or any governmental agency having jurisdiction over USA during all reasonable business hours.

2. Required Disclosure

Each party will make all disclosures relating to this Agreement and the payments made hereunder, as required under applicable state or federal law, rule, or regulation, including any subsequent release, interpretation, rule or regulation of the SEC or any other regulatory or self-
regulatory organization applicable to DSL or USA in connection with this Agreement
(“Applicable Law”).

3. Notices

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or overnight courier and addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to DSL: 1475 Dunwoody Drive, West Chester, PA 19380 in
care of Chief Financial Officer with a copy to the Legal Department; if to USA: 909 Locust
Street, Des Moines, Iowa 50309, in care of Annuity Financial Actuary with copy to Legal
Department.

4. Governing Law

This Agreement will be construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles thereof.

5. Effective Date

This Agreement shall be effective as of January 1, 2010, and, unless terminated as provided, shall continue in force for one year from the effective date and thereafter from year to year, unless and until terminated in accordance with Section 8 below.

6.	Entire Agreement and Amendment

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This
Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

7.	Assignment

This Agreement may not be assigned by either party without the written consent of the other.

8.	Termination

(a)	Except under the circumstances described in paragraphs (b) and (c) of this Section 8, this Agreement may only be terminated by the mutual written agreement of the parties. If this Agreement is so terminated, the payments specified in Section 1 shall continue for a period of six (6) months, or a shorter period if agreed to by the parties.

(b)	If a Change in Control (within the meaning assigned to that term below), of a party
(the “Changed Party”) occurs, and if the other party (the “Remaining Party”) has not consented in writing to the continuation of this Agreement notwithstanding such
Change in Control, then this Agreement may be terminated at the option of the
Remaining Party by sending written notice to the Changed Party and the
Intercompany Payments shall cease upon the Agreement’s termination. “Change in
Control" means the occurrence of any one or more of the following: (i) the transfer of control of a party to another entity; or (ii) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of a party; provided, however, that the occurrence of an event described in clauses (i) or (ii) above shall not constitute a Change in Control if either (a) the entity that acquires control of a party was already an Affiliate of the party prior to the event , or (b) the parties remain Affiliates of one another immediately following the
Change in Control. “Affiliate” means, with respect to a party, an entity that controls, is under common control, or is controlled by, such party.

(c)	This Agreement will terminate automatically and the Intercompany Payments shall thereupon immediately cease if the Intercompany Payments are adjudged or otherwise determined to the satisfaction of both parties to be contrary to law.

9.	Severability

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the
Agreement did not contain the particular part, term or provision held to be illegal or invalid.

10.	Miscellaneous

	(a)	The heading of each provision of this Agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision.

	(b)	This Agreement may be executed in counterparts.

11.	Force Majeure

DSL shall not be liable for losses caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, acts of terrorism, strikes, failures of the mails or other communications systems, mechanical or electronic failure, failure of third parties to follow instructions, for other causes commonly known as “acts of God,” or for any other cause not reasonably within DSL’s control, whether or not such cause was reasonably foreseeable.

IN WITNESS WHEREOF, the parties have each duly executed this Agreement on this 22nd day of December 2010.

DIRECTED SERVICES LLC	ING USA ANNUITY AND LIFE
INSURANCE COMPANY

By: /s/ Shaun P. Matthews	By: /s/ Thomas Hanson
Name: Shaun Mathews	Name: Thomas Hanson
Title: Executive Vice President	Title: Vice President and Actuary

Schedule A Amended and Restated as of ___________________________

As described in Section 1 USA shall be paid at the rates set forth immediately below. In the case of funds of funds, payments will apply to the shares of the fund of funds held directly at the rate specified and will also apply to shares of underlying funds held indirectly through the fund of funds at the rates specified for those underlying funds calculated in the same manner as if the underlying funds were held directly.

FUND NAME	Payment	FUND NAME	Payment
IIM Sub-advised Equity and Balanced
Funds		IIM Sub-advised Fixed Income Funds
ING Focus 5 Portfolio (1/1/10 to 4/29/10)	____%	ING Limited Maturity Bond Portfolio	____%
ING Global Resources Portfolio	____%	ING Liquid Assets Portfolio	____%
ING Large Cap Growth Portfolio (Effective
6/12/10)	____%
ING Stock Index Portfolio	____%	Fund of Funds
ING DFA Global Allocation Portfolio
		(Effective 4/30/10)	____%
ING DFA World Equity Portfolio (Effective
4/30/10) (F/K/A ING DFA Global All Equity
IIT Portfolios		Portfolio)	____%
ING Franklin Templeton Founding Strategy
ING Artio Foreign Portfolio	____%	Portfolio	____%
ING BlackRock Inflation Protected Bond
Portfolio	____%	ING Index Solution Portfolios	____%
ING BlackRock Large Cap Growth Portfolio	____%	ING Retirement Portfolios	____%
ING BlackRock Large Cap Value Portfolio	____%	ING Solution 2015 Portfolio	____%
ING Clarion Real Estate Portfolio	____%	ING Solution 2025 Portfolio	____%
ING FMR Diversified Mid Cap Portfolio	____%	ING Solution 2035 Portfolio	____%
ING Franklin Income Portfolio	____%	ING Solution 2045 Portfolio	____%
ING Solution 2055 Portfolio (Effective
ING Franklin Mutual Shares Portfolio	____%	5/1/10)	____%
ING Goldman Sachs Commodity Strategy
Portfolio	____%	ING Solution Income Portfolio	____%
ING Janus Contrarian Portfolio	____%	ING Solution Aggressive Growth Portfolio	____%
ING JPMorgan Emerging Markets Equity
Portfolio	____%	ING Solution Conservative Portfolio	____%
ING JPMorgan Small Cap Core Equity
Portfolio	____%	ING Solution Growth Portfolio	____%
ING Lord Abbett Growth and Income
Portfolio (F/K/A ING Lord Abbett Affiliated
Portfolio)	____%	ING Solution Moderate Portfolio	____%
ING Marsico Growth Portfolio	____%
ING Marsico International Opportunities
Portfolio	____%	American Funds Master Feeder Funds
ING American Funds World Allocation
ING MFS Total Return Portfolio	____%	Portfolio	____%
ING MFS Utilities Portfolio	____%
ING Morgan Stanley Global Franchise
Portfolio (F/K/A ING Van Kampen Global
Franchise Portfolio)	_ _%	Fidelity VIP Master Feeder Funds

ING Morgan Stanley Global Tactical Asset
Allocation Portfolio (F/K/A ING Van Kampen
Global Tactical Asset Allocation Portfolio)	____%	ING Fidelity VIP Contrafund Portfolio	____%
ING PIMCO High Yield Portfolio	____%	ING Fidelity VIP Equity-Income Portfolio	____%
ING Fidelity VIP Growth Portfolio (1/1/10 to
ING PIMCO Total Return Bond Portfolio	____%	8/20/10)	____%
ING Pioneer Equity Income Portfolio	____%	ING Fidelity VIP Mid Cap Portfolio	____%
ING Pioneer Fund Portfolio	____%
ING Pioneer Mid Cap Value Portfolio	____%	IPI Portfolios
ING T. Rowe Price Capital Appreciation		ING American Century Small-Mid Cap
Portfolio	____%	Value Portfolio	____%
ING Baron Asset Portfolio (1/10/10 to
ING T. Rowe Price Equity Income Portfolio	____%	8/20/10)	____%
ING Templeton Global Growth Portfolio	____%	ING Baron Small Cap Growth Portfolio	____%
ING Van Kampen Growth and Income
Portfolio	____%	ING Columbia Small Cap Value II Portfolio	____%
ING Wells Fargo Health Sciences Portfolio
(F/K/A ING Evergreen Health Sciences
Portfolio)	____%	ING Davis New York Venture Portfolio	____%
ING Wells Fargo Omega Growth Portfolio
(F/K/A ING Evergreen Omega Portfolio)	____%	ING JPMorgan Mid Cap Value Portfolio	____%
ING Wells Fargo Small Cap Disciplined		ING Legg Mason Partners Aggressive
Portfolio (1/1/10 to 8/20/10)	____%	Growth Portfolio	____%
		ING Oppenheimer Global Portfolio	____%
ING Oppenheimer Global Strategic Income
Portfolio (F/K/A ING Oppenheimer Strategic
		Income Portfolio)	____%
		ING PIMCO Total Return Portfolio	____%
		ING Pioneer High Yield Portfolio	____%
ING T. Rowe Price Diversified Mid Cap
		Growth Portfolio	____%
		ING T. Rowe Price Growth Equity Portfolio	____%
		ING Templeton Foreign Equity Portfolio	____%
		ING Thornburg Value Portfolio	____%
		ING UBS U.S. Large Cap Equity Portfolio	____%
		ING Van Kampen Comstock Portfolio	____%
ING Van Kampen Equity and Income
		Portfolio	____%